Exhibit 99.1


   Federal Court Dismisses DIRECTV Term Claim Against Pegasus
BALA CYNWYD, PA, May 13, 2004 - The website of the United States District Court, Central District of California, today reported that Judge Lourdes Baird has dismissed DIRECTV's claim against Pegasus Satellite Television, Inc., a subsidiary of Pegasus Communications Corporation (NASDAQ: PGTV), that Pegasus' right to exclusive distribution of DIRECTV services will expire when DIRECTV's first satellite, DBS-1, is removed from service. Pegasus believes that the term of its right to exclusive distribution of DIRECTV services is tied to DIRECTV satellites expected to continue in service until 2016 or beyond. The website also reported that Judge Baird has dismissed Pegasus' claims against DIRECTV thereby terminating further proceedings between DIRECTV and Pegasus before the District Court. Pegasus will have further comment when Judge Baird's final order is released in its entirety.